UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2014

ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36172	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 494-0400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01       Other Events.

On March 24, 2014, ARIAD Pharmaceuticals, Inc. (the “Company”) issued a press release announcing the initiation of a global pivotal Phase 2 trial of AP26113 in patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) who were previously treated with crizotinib. The ALTA (ALK in Lung Cancer Trial of AP26113) trial is designed to determine the safety and efficacy of AP26113 in refractory NSCLC patients who test positive for the anaplastic lymphoma kinase (ALK+) oncogene.

Approximately 220 patients with ALK+ NSCLC who have been treated with and progressed on their most recent crizotinib therapy will be randomized one-to-one to receive either 90 mg of AP26113 once per day (QD) continuously, or a lead-in dose of 90 mg QD for seven days followed by 180 mg QD continuously.  The primary endpoint of the ALTA trial will be objective response rate (ORR) as measured by RECIST criteria.  Secondary endpoints include time to response, duration of response, disease control rate, progression-free survival, overall survival, safety, and tolerability.  Full patient enrollment in the ALTA trial is expected in the third quarter of 2015, and final data analysis will be performed when patients have completed six months of AP26113 treatment.

A copy of the press release is being filed herewith as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits

(d)   The following exhibit is filed with this report:

Exhibit Number	Description

99.1	Press Release dated March 24, 2014.

The press release contains hypertext links to information on our websites. The information on our websites is not incorporated by reference into this Current Report on Form 8-K and does not constitute a part of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

		By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer

Date:	March 24, 2014